EXHIBIT 4.1

Share Certificate

Certificate No:	Number of shares: [ ]

Hanson Building Products Limited

(the Company)

Incorporated in Jersey under the Companies (Jersey) Law 1991

Registered Number 116431

This is to certify that                                                    of                                                    is the registered holder of [   ] fully paid ordinary share[s] of USD              in the Company, subject to the Company’s memorandum and articles of association.

Given for and on behalf of the Company on

Director	Director/Secretary